UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) January 24, 2011
Allegheny Technologies Incorporated

(Exact name of registrant as specified in its charter)

Delaware	1-12001	25-1792394

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1000 Six PPG Place, Pittsburgh, Pennsylvania	15222-5479

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (412) 394-2800
N/A

(Former name or former address, if changed since last report).
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) Lynn D. Davis, Group President, ATI Primary Titanium Operations, will retire from Allegheny Technologies Incorporated (the “Company”) effective as of the close of business on February 1, 2011. The Company and Mr. Davis entered into a consulting and noncompetition agreement, effective February 2, 2011 (the “Agreement”), pursuant to which Mr. Davis will serve as a consultant to the Company until December 31, 2012, after which time the Agreement may be extended by month upon the mutual agreement of the parties. Mr. Davis will be responsible for overseeing the completion, operation and qualification of the Company’s Rowley, Utah premium grade titanium sponge facility. Mr. Davis will be paid at the rate of $30,000 per month for the remainder of 2011 and at the rate of $15,000 per month for 2012. Pursuant to the Agreement, Mr. Davis is subject to a confidentiality covenant and is bound by a noncompetition provision during the terms of his consultancy. The foregoing is a summary of the material terms and conditions of the Agreement and not a complete discussion of the document. Accordingly, the foregoing is qualified in its entirety by reference to the full text of the Agreement which will be attached to the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.
(e) In accordance with the Company’s Annual Incentive Plan (“AIP”) for 2010, on January 24, 2011, the Personnel and Compensation Committee of the Board of Directors (the “Committee”) authorized a cash payment to the executive officers in accordance with the plan, as a result of a number of key financial and other targets established under the plan having been met or exceeded. In addition, the Committee authorized discretionary cash payments to the following officers in the amounts shown in light of their respective roles in implementing operating and strategic measures deemed critical to future growth of the Company:

L. Patrick Hassey, Chairman and Chief Executive Officer	$693,206

Richard J. Harshman, President and Chief Operating Officer	$350,080

Jon D. Walton, Executive Vice President, Human Resources, Chief Legal and Compliance Officer and Corporate Secretary	$711,267

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLEGHENY TECHNOLOGIES INCORPORATED
By:	/s/ Jon D. Walton
Jon D. Walton
Executive Vice President, Human Resources, Chief Legal and Compliance Officer

Dated: January 28, 2011